MARKET-LINKED ONE LOOK NOTES with Enhanced Buffer	Filed Pursuant to Rule 433 Registration No. 333-290665-01

Market-Linked One Look Notes with Enhanced Buffer Linked to the Common Stock of Micron Technology, Inc.

60.00%
40.00%
20.00%
0.00%
-20.00%
-40.00%
-60.00%
-60.00%
-45.00%
-30.00%
-15.00%
0.00%
15.00%
30.00%
45.00%
60.00%
Return of the Market Measure
Return on the Notes

The graph above and the table below reflect the hypothetical return on the notes, based on the terms contained in the table to the left (using the mid-point for any range(s)).  The graph and table have been prepared for purposes of illustration only and do not take into account any tax consequences from investing in the notes.

Hypothetical Percentage Change from the Starting Value to the Ending Value

Hypothetical Redemption Amount per Unit

Hypothetical Total Rate of Return on the Notes

-100.00%

$2.00

-80.00%

-50.00%

$7.00

-30.00%

-20.00%(1)

    $12.30(2)

23.00%

-15.00%

$12.30

23.00%

-6.00%

$12.30

23.00%

-3.00%

$12.30

23.00%

    0.00%

$12.30

23.00%

10.00%

$12.30

23.00%

17.50%

$12.30

23.00%

20.00%

$12.30

23.00%

30.00%

$12.30

23.00%

40.00%

$12.30

23.00%

50.00%

$12.30

23.00%

60.00%

$12.30

23.00%

100.00%

$12.30

23.00%

(1)This hypothetical percentage change corresponds to the Threshold Value.

(2)This amount represents the sum of the principal amount and a hypothetical Step Up Payment of $2.30.

Issuer	BofA Finance LLC (“BofA Finance”)
Guarantor	Bank of America Corporation (“BAC”)
Principal Amount	$10.00 per unit
Term	Approximately 14 months
Market Measure	The common stock of Micron Technology, Inc. (Nasdaq Global Select Market symbol: "MU")
Payout Profile at Maturity

●If the Ending Value of the Market Measure is greater than or equal to the Threshold Value, a return equal to the return represented by the Step Up Payment

●1-to-1 downside exposure to decreases in the Market Measure beyond a 20.00% decline, with up to 80% of your principal at risk

Step Up Payment	[$2.00 to $2.60] per unit, a [20.00% to 26.00%] return over the principal amount, to be determined on the pricing date
Threshold Value	80% of the Starting Value of the Market Measure
Preliminary Offering Documents	https://www.sec.gov/Archives/edgar/data/70858/000191870426029324/bofa-424b2.htm
Exchange Listing	No

You should read the relevant Preliminary Offering Documents before you invest. Click on the Preliminary Offering Documents hyperlink above or call your Financial Advisor for a hard copy.

Risk Factors

Please see the Preliminary Offering Documents for a description of certain risks related to this investment, including, but not limited to, the following:

●Depending on the performance of the Underlying Stock as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

●Payments on the notes are subject to the credit risk of BofA Finance and the credit risk of BAC, and actual or perceived changes in the creditworthiness of BofA Finance or BAC are expected to affect the value of the notes.  If BofA Finance and BAC become insolvent or are unable to pay their respective obligations, you may lose your entire investment.

●The initial estimated value of the notes on the pricing date will be less than their public offering price.

●If you attempt to sell the notes prior to maturity, their market value may be lower than both the public offering price and the initial estimated value of the notes on the pricing date.

●Your investment return is limited to the return represented by the Step Up Payment and may be less than a comparable investment directly in the Underlying Stock.

●You will have no rights of a holder of the Underlying Stock, and you will not be entitled to receive shares or dividends or other distributions by the Underlying Company.

●The Underlying Company will have no obligations relating to the notes, and none of us, BAC, MLPF&S or BofAS will perform any due diligence procedures with respect to the Underlying Company in connection with this offering.

●While BAC and our other affiliates may from time to time own securities of the Underlying Company, we, BAC and our other affiliates do not control the Underlying Company, and have not verified any disclosure made by the Underlying Company or any other company.

●Payment on the notes will not be adjusted for all corporate events that could affect the Underlying Stock.

Final terms will be set on the pricing date within the given range for the specified Market-Linked Investment. Please see the Preliminary Offering Documents for complete product disclosure, including related risks and tax disclosure.

BofA Finance LLC (BofA Finance) and Bank of America Corporation (BAC) have filed a registration statement (which includes a prospectus) with the Securities and Exchange Commission (SEC) for the notes that are described in this Guidebook. Before you invest, you should carefully read the prospectus in that registration statement and other documents that BofA Finance and BAC have filed with the SEC for more complete information about BofA Finance, BAC and any offering described in this Guidebook. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. BofA Finance’s Central Index Key, or ClK, on the SEC website is 1682472 and BAC’s CIK on the SEC website is 70858. Alternatively, Merrill Lynch will arrange to send you the prospectus and other documents relating to any offering described in this document if you so request by calling toll-free 1-800-294-1322. BofA Finance and BAC face risks that are specific to their respective businesses, and we encourage you to carefully consider these risks before making an investment in their respective securities.